Exhibit 99.1

For Immediate Release

Compass Minerals Reports First-Quarter Snow-Event Data
Mild winter weather reduces salt sales volumes.

OVERLAND PARK, Kan. (April 10, 2017) - Compass Minerals (NYSE: CMP) reported that below-average winter weather in its primary North American service areas depressed first-quarter 2017 highway deicing salt sales approximately 6 percent from 2016 results.

“After a solid start to the winter, we are disappointed that snow fall and cold temperatures did not persist through the first quarter of 2017. As a result, we anticipate lower-than-expected highway deicing bid volumes in some of our key North American markets,” said Fran Malecha, Compass Minerals’ president and CEO. “We expect to offset some of the challenges from the mild winter weather by aggressively managing our cost structure. In addition, we are encouraged by the performance of our plant nutrition business.”

The company will provide an update to its outlook in its first-quarter earnings release on May 3, 2017.

Eleven representative cities in the company’s primary North American highway deicing service area reported 70 snow events during the period, compared to 84 in the first quarter of 2016 and the 10-year average of 116 events. For the full winter season, snow events totaled 120, which was 19 percent greater than the prior winter but 24 percent below the 10-year average.

The company sold approximately 3.5 million tons of highway deicing salt products in the first quarter of 2017 compared to 3.7 million tons in the first quarter of 2016. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all salt products totaled 4.0 million tons in the 2017 period compared to 4.2 million tons in the fourth quarter of 2016.

The company’s first-quarter 2017 highway deicing sales volume and regional weather data can be found on its website at www.compassminerals.com/investorresources. The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center and Environment Canada without weighting or other adjustments.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about bid volumes, cost structure and its outlook. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, and (v) the ability to successfully integrate acquired businesses. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors”

and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.